EXHIBIT 99.1
July 10, 2014
Fastenal Company Announces Cash Dividend
WINONA, Minn., July 10, 2014 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported its Board of Directors declared a dividend of $0.25 per share to be paid in cash on August 22, 2014 to shareholders of record at the close of business on July 25, 2014.
Fastenal began paying annual dividends in 1991, semi-annual dividends in 2003, and then expanded to quarterly dividends in 2011. In 2013, we paid quarterly dividends per share of $0.10 in March, $0.20 in May, $0.25 in August, and $0.25 in November. In 2014, we paid a quarterly dividend per share of $0.25 in February, $0.25 in May, and will pay our next dividend, as noted above, in August.
Our Board of Directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors, such as income tax rates related to dividends.
Dividend and stock purchase activity during the last ten years:

					Total value of	Per share
		Total	Dividends per share		repurchased	price of
	Dividend	dividends	Regular	Total	shares	repurchased
Year	payments	paid (000's)	dividend	dividend	(000's)	shares

2014	Three[1]	$222,509	$0.75	$0.75	$8,847	$44.24
2013	Four	$237,456	$0.80	$0.80	$9,080	$45.40
2012	Five[2]	$367,306	$0.74	$1.24	$—	$—
2011	Four	$191,741	$0.65	$0.65	$—	$—
2010	Three[2]	$182,814	$0.41	$0.62	$—	$—
2009	Two	$106,943	$0.36	$0.36	$41,104	$18.69
2008	Three[2]	$117,474	$0.26	$0.395	$25,958	$22.00
2007	Two	$66,216	$0.22	$0.22	$87,312	$20.93
2006	Two	$60,548	$0.20	$0.20	$17,294	$18.25
2005	Two	$46,935	$0.155	$0.155	$18,739	$13.38

[1]	The total dividends paid amount includes the estimated impact from this announcement. The estimate is calculated using the 296.6 million shares outstanding at March 31, 2014.

[2]	There was a supplemental dividend paid in December 2012, 2010, and 2008.

All per share information reflects the two-for-one stock splits in both 2011 and 2005.
Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.
Fastenal operates approximately 2,700 stores located primarily in North America with additional locations in Asia, Europe, Central and South America, and Africa. The Company operates 14 distribution centers; eleven in the United States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in income tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company's filings with the SEC, including our most recent annual and quarterly reports. FAST-D

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507.313.7282